EXHIBIT 99

Press Release	Source: First Acceptance Corporation
Contact: Michael Bodayle (615) 844-2885
First Acceptance Corporation Reports Third Quarter Financial Results
NASHVILLE, TN, May 10, 2007 /Businesswire-FirstCall/ — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the third quarter ended March 31, 2007 of its fiscal year ending June 30, 2007.
     Revenues for the three months ended March 31, 2007 increased 31% to $92.0 million, from $70.1 million in the same period last year. Net income for the three months ended March 31, 2007 was $3.1 million, or $0.06 per share on a fully-diluted basis, compared with net income of $5.9 million, or $0.12 per share on a fully-diluted basis, for the same period of fiscal 2006.
     Revenues for the nine months ended March 31, 2007 increased 47% to $255.4 million, from $173.8 million in the same period last year. Net income for the nine months ended March 31, 2007 was $7.3 million, or $0.15 per share on a fully-diluted basis, compared with net income of $13.4 million, or $0.27 per share on a fully-diluted basis, for the same period of fiscal 2006. Net income for the three and nine-month periods ended March 31, 2007 was adversely impacted by an increase in the loss and loss adjustment expense ratio.
     Premiums earned increased by $24.1 million, or 44%, to $79.3 million for the three months ended March 31, 2007, from $55.1 million for the three months ended March 31, 2006. The increase was due primarily to the development of additional retail locations. Approximately 67% of the premium growth was in Florida and Texas, where the Company opened 81 locations in fiscal year 2006, and Chicago, where the Company acquired 72 locations in January 2006. The total number of insured policies in force at March 31, 2007 increased 32% over the same date in 2006 from 187,048 to 247,034. At March 31, 2007, the Company operated 468 retail locations (or “stores”) compared with 447 stores at March 31, 2006.
     For the nine months ended March 31, 2007, premiums earned increased by $76.4 million, or 54%, to $219.1 million, from $142.7 million for the nine months ended March 31, 2006. Approximately 75% of the premium growth was in Florida, Texas and Illinois.
     The loss and loss adjustment expense ratio was 75.9% for the three months ended March 31, 2007 compared with 69.6% for the same period last year. The increase in the ratio was the result of a change in the Company’s business mix resulting from premium growth in our emerging states of Florida and Texas where the Company anticipated higher loss ratios and adverse development related to prior accident quarters of approximately $2.3 million. The adverse development primarily related to losses occurring in the preceding accident quarter and was the result of an unanticipated increase in the frequency of Personal Injury Protection (“PIP”) losses in Florida and an unexpected increase in the paid severity of physical and property damage losses in certain states. Excluding this adverse development, the loss and loss adjustment expense ratio for the current quarter was 73.1%, which is an improvement over the re-estimated calendar 2006 accident year ratio of 74.3%, primarily as a result of recent premium rate actions.
     The loss and loss adjustment expense ratio was 76.5% for the nine months ended March 31, 2007 compared with 68.2% for the same period last year. In addition to the factors noted above, the Company had previously reported that the three months ended September 30, 2006 included adverse development related to prior accident quarters of approximately $3.7 million. This adverse development related primarily to the estimation of the severity of losses in Florida and Texas, where the Company had significant growth during 2006 and Georgia where the Company reduced its physical damage premium rates effective January 2006. The Company increased premium rates in Florida (effective in December 2006), in South Carolina (effective in both January and March 2007), and in Georgia (effective in March 2007). The Company is currently in the process of reviewing its rates in Pennsylvania and Texas.
     The expense ratio decreased from 19.3% and 20.6% for the three and nine-month periods ended March 31, 2006, respectively, to 18.7% for the same periods this year. These decreases are primarily the result of the increase in premiums earned from new stores without a corresponding increase in their fixed operating costs (such as advertising, rent and base compensation of employee-agents). The combined ratio increased to 94.6% for the three months ended March 31, 2007 from 88.9% for the three months ended March 31, 2006, and to 95.2% for the nine months ended March 31, 2007 from 88.8% for the nine months ended March 31, 2006, primarily due the increase in the loss and loss adjustment expense ratio discussed above.
About First Acceptance Corporation
     First Acceptance Corporation provides non-standard private passenger automobile insurance, primarily through employee-agents. At March 31, 2007, the Company leased and operated 468 retail offices in 12 states. The Company’s insurance company subsidiaries are licensed to do business in 25 states. Additional information about First Acceptance Corporation can be found online at www.firstacceptancecorp.com.
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
($000s EXCEPT PER SHARE DATA)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Revenues:
Premiums earned	$79,282	$55,147	$219,126	$142,717
Fee income	10,412	7,311	29,179	20,340
Transaction service fee	—	3,100	850	3,100
Gains on sales of foreclosed real estate	—	2,817	—	3,638
Investment income	2,292	1,646	6,336	3,961
(Losses) gains on sales of investments	(3)	47	(85)	51

	$91,983	$70,068	$255,406	$173,807

Costs and expenses:
Losses and loss adjustment expenses	$60,202	$38,374	$167,508	$97,303
Insurance operating expenses	25,244	21,046	71,082	52,774
Other operating expenses	560	742	2,186	1,964
Stock-based compensation	295	72	752	418
Depreciation and amortization	404	346	1,192	779
Interest expense	445	457	1,275	457

	$87,150	$61,037	$243,995	$153,695

Income before income taxes	$4,833	$9,031	$11,411	$20,112
Provision for income taxes	1,767	3,167	4,150	6,735

Net income	$3,066	$5,864	$7,261	$13,377

Net income per share:
Basic	$0.06	$0.12	$0.15	$0.28

Diluted	$0.06	$0.12	$0.15	$0.27

Number of shares used to calculate net income per share:
Basic	47,603	47,510	47,578	47,474

Diluted	49,691	49,570	49,666	49,541

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
($000s EXCEPT PER SHARE DATA)
(Unaudited)

	March 31,	June 30,
	2007	2006
ASSETS
Fixed maturities, available-for-sale, at market value	$162,084	$127,828
Cash and cash equivalents	29,522	31,534
Premiums and fees receivable	83,676	64,074
Reinsurance recoverables	688	1,344
Deferred tax asset	44,405	48,068
Other assets	12,087	12,171
Foreclosed real estate held for sale	234	87
Deferred acquisition costs	6,052	5,330
Goodwill and identifiable intangible assets	144,596	143,870

TOTAL	483,344	$434,306

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	77,019	62,822
Unearned premiums and fees	102,665	78,331
Notes payable and capitalized lease obligations	24,931	24,026
Other liabilities	12,937	15,704

Total liabilities	217,552	180,883
Total stockholders’ equity	265,792	253,423

TOTAL	$483,344	$434,306

Book value per share	$5.58	$5.33

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data
($000s EXCEPT PER SHARE DATA)
(Unaudited)
GROSS PREMIUMS EARNED BY STATE

	Three Months Ended March 31,			Nine Months Ended March 31,
	2007	2006	Change	2007	2006	Change
			(in thousands)
Gross premiums earned:
Georgia	$18,087	$17,409	$678	$52,863	$51,481	$1,382
Florida	14,993	8,028	6,965	40,833	15,241	25,592
Illinois	8,410	2,196	6,214	22,681	2,574	20,107
Alabama	7,845	7,426	419	22,417	21,357	1,060
Texas	8,098	5,025	3,073	22,051	10,327	11,724
Tennessee	6,082	6,082	—	17,865	18,293	(428)
Ohio	4,289	3,613	676	12,132	10,184	1,948
South Carolina	4,520	331	4,189	9,361	365	8,996
Indiana	2,110	1,689	421	6,040	4,217	1,823
Pennsylvania	1,961	612	1,349	4,717	1,055	3,662
Missouri	1,600	1,409	191	4,487	3,866	621
Mississippi	1,287	1,355	(68)	3,679	3,833	(154)

Total gross premiums earned	79,282	55,175	24,107	219,126	142,793	76,333
Premiums ceded	—	(28)	28	—	(76)	76

Total net premiums earned	$79,282	$55,147	$24,135	$219,126	$142,717	$76,409

GAAP COMBINED RATIOS (INSURANCE COMPANIES)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Loss and loss adjustment expense	75.9%	69.6%	76.5%	68.2%
Expense (1)	18.7%	19.3%	18.7%	20.6%

Combined	94.6%	88.9%	95.2%	88.8%

(1)	Insurance operating expenses are reduced by fee income from insureds and the transaction service fee received from the Chicago agencies whose business we acquired.
POLICIES IN FORCE

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Policies in force — beginning of period	217,560	132,861	200,401	119,422
Net increase during period	29,474	54,187	46,633	67,626

Policies in force — end of period	247,034	187,048	247,034	187,048

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data (continued)
(Unaudited)
NUMBER OF RETAIL LOCATIONS
     Retail location counts are based upon the date that a location commenced writing business. In prior years, we previously reported this information based upon the date that a location was leased. Information for all prior periods presented has been restated to conform to the current period’s method of presentation.
RETAIL LOCATIONS BY STATE

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Retail locations — beginning of period	467	351	460	248
Opened	5	28	18	132
Acquired	—	72	—	72
Closed	(4)	(4)	(10)	(5)

Retail locations — end of period	468	447	468	447

	March 31,		December 31,		June 30,
	2007	2006	2006	2005	2006	2005
Alabama	25	25	25	25	25	25
Florida	42	40	41	35	39	20
Georgia	63	63	63	63	63	62
Illinois	82	86	85	15	86	5
Indiana	27	25	26	26	26	21
Mississippi	8	8	8	8	8	8
Missouri	15	20	15	19	18	14
Ohio	30	30	30	30	30	29
Pennsylvania	25	20	26	18	25	7
South Carolina	28	12	26	4	21	—
Tennessee	20	20	20	20	20	20
Texas	103	98	102	88	99	37

Total	468	447	467	351	460	248